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                                      EXHIBIT 5




                                                                January 10, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

    Re:  OGDEN CORPORATION FORM S-8 REGISTRATION STATEMENT
         IN CONNECTION WITH THE OGDEN SELECT SAVINGS PLAN

Dear Sirs:

         I am Associate Counsel and Assistant Secretary of Ogden Corporation (the "Corporation"). In that capacity, I have acted as counsel for the Corporation in connection with the Corporation's Registrant Statement on Form S-8 (the "Registration Statement") filed by the Corporation on January 10, 1997 with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), $7,000,000 of Deferred Compensation Obligations which represent unsecured obligations of the Corporation to pay deferred compensation in the future in accordance with the terms of the Ogden Select Savings Plan (the "Plan").

         In furnishing this opinion, I have examined such documents, legal opinions and precedents, corporate and other records of the Corporation and certificates of officers of the Corporation as I have deemed necessary or appropriate to provide a basis for the opinion set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

         Based upon the foregoing and my examination of such questions of law as I have deemed necessary or appropriate for the purpose of this opinion, it is my opinion that, when issued by the Corporation in the manner provided in the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditor's


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rights, and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

         This opinion is rendered to you in connection with the issuance of the Deferred Compensation Obligations and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without my prior written consent. I disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

                                                 Very truly yours,


                                                 /S/ J. L. Effinger
                                                 ------------------
                                                 J. L. Effinger

JLE/rd